Exhibit 10.1
May 21, 2009
Mr. Daniel A. Ninivaggi
[home address]
Dear Dan:
     You have resigned as an executive officer of Lear Corporation (the “Company”) as of May 21, 2009. However, at the Company’s request, you have agreed to remain employed as a non-executive employee through July 1, 2009 at the same level of compensation and benefits as you are currently provided. Upon the termination of your employment on July 1, 2009, the Company shall pay to you any accrued and unpaid salary plus four (4) weeks pay in lieu of accrued and unused vacation time and you agree to execute the release in the form attached as Exhibit A hereto. As we have discussed, thereafter and through December 31, 2009, you agree to provide transition services as reasonably requested by the Company. In consideration of such transition services, the Company shall pay you $100,000 in a lump sum on or before July 1, 2009. The treatment of your outstanding equity awards will be in accordance with their existing terms as summarized on Exhibit B hereto.
     Please confirm your acceptance of these terms by signing on the space provided below and returning this Agreement to the Company by May 28, 2009.

LEAR CORPORATION
By:	/s/ Terrence B. Larkin
Terrence B. Larkin

Accepted this 21st day of May, 2009

/s/ Daniel A. Ninivaggi Daniel A. Ninivaggi